Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 1, 2005 (except Notes 17, and 18, as to which the date is September 8, 2005) with respect to the combined financial statements and schedule of Pregis, as well as to the use of our report dated December 9, 2005, with respect to the combined financial statements of Pregis Holding II Corporation, in the Registration Statement (Amendment No. 1 to Form S-4, Registration No. 333-130353) and the related Prospectus, of Pregis Corporation.

/s/ Ernst & Young LLP

Chicago, Illinois

February 10, 2006